Contract No: W57912302009001
AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD.
(as Mortgagor)
and
China Construction Bank Co., Ltd
Shanghai Waigaoqiao Free Trade Zone Sub-branch
(as Creditor)

REAL PROPERTY MORTGAGE AGREEMENT

Dated 20th Jan 2009
Shanghai

Content

1.	Definitions and Interpretations	3
2.	Principal Debt	4
3.	Mortgage	4
4.	Mortgagee’s Rights	5
5.	Representations and Warranty	6
6.	Mortgagor’s Undertakings and Covenants	8
7.	Insurance	10
8.	Disposal of Mortgaged Assets	11
9.	Waivers	13
10.	Force Majeure	13
11.	Effectiveness	14
12.	Assignment and Amendment	14
13.	Release of Mortgage and Termination	14
14.	Notices	15
15.	Governing Law and Jurisdiction	15
16.	Counterparts	16
17.	Miscellaneous	16
Schedule 1		18
Schedule 2		19

THIS AGREEMENT is made on 20th Jan, 2009 in Shanghai BETWEEN:
(1)	AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD. (the “Mortgagor”), as mortgagor; and

(2)	China Construction Bank Co.;Ltd Shanghai Waigaoqiao Free Trade Zone Sub-branch (the “Creditor”), as creditor.
WHEREAS
(1)	The Mortgagor (as the “Borrower”) has entered into the Facility Agreement number W57912302009001 USD50,000,000 Working Capital Facility Agreement (“Facility Agreement”) with the Creditor (as the “Lender”) prior to the execution of this Agreement whereunder the Creditor have agreed to grant to the Mortgagor a working capital loan in an amount of USD50,000,000;

(2)	As a condition precedent to the drawdown under the Facility Agreement, the Mortgagor shall enter into this Agreement with the Creditor.
IT IS AGREED as follows:
1.	Definitions and Interpretations
1.1	In this Agreement, the following expressions shall, except otherwise defined herein, have the following meanings:

“Site” means the site located in 111, Yinlun Road, Pu Dong, Waigaoqiao Free Trade Zone District, Shanghai with an area of 171347 square meters. See Schedule 1 hereof for more details.

“Facility Agreement” means the USD50,000,000 working capital facility agreement numbered as W57912302009001 entered into by and between the Mortgagor (as the “Borrower”) and the Creditor (as the “Lender”) on January 20th, 2009.

“Mortgaged Assets” means the use right of the stated-owned land, the premises and other attachments on the land which locates in Shanghai, is owned by the Mortgagor and is recorded in the “Shanghai Real Property Certificate” numbered as HuFangDi(PU)Zi(2004)#110185, HuFangDi(PU)Zi(2004)#110184, HuFangDi(PU)Zi(2004)110183, HuFangDi(PU)Zi(2004)110166, HuFangDi(PU)Zi(2004)110182, HuFangDi(PU)Zi(2004)110172, HuFangDi(PU)Zi(2004)110181, HuFangDi(PU)Zi(2004)110180, HuFangDi(PU)Zi(2004)110159, HuFangDi(PU)Zi(2004)110186, HuFangDi(PU)Zi(2004), and the relevant mortgage registration formalities of which have been completed.

“Real Property” means the Site and the Mortgagor’s Buildings built on the Site;

“Real Property Certificate” means the “Shanghai Real Property Certificate” numbered as HuFangDi(PU)Zi(2004)#110185, HuFangDi(PU)Zi(2004)#110184, HuFangDi(PU)Zi(2004)110183, HuFangDi(PU)Zi(2004)110166, HuFangDi(PU)Zi(2004)110182, HuFangDi(PU)Zi(2004)110172, HuFangDi(PU)Zi(2004)110181, HuFangDi(PU)Zi(2004)110180, HuFangDi(PU)Zi(2004)110159, HuFangDi(PU)Zi(2004)110186, HuFangDi(PU)Zi(2004) issued by Shanghai Housing and Real Estate Administration Bureau or other government authorities that may from time to time in charge of the issuance of such certificates, evidencing the Mortgagor’s ownership right over the Buildings and its right to use the related lands. See Schedule 2 hereof for more details;

“Buildings” means any buildings and premises owned by the Mortgagor on the Site;

“Land Use Right” means the land use right in relation to the Site as detailed in the Real Property Certificate;

“Property Documents” means all deeds, certificates, agreements and other documents constituting or evidencing the ownership right or other related rights or interests of the Mortgagor to all or any part of the Real Property, including but not limited to all the construction contract, the certificate of examination and approval for completion and the Real Property Certificates; and

1.2	Except as otherwise defined herein or to the extent that the context otherwise requires, capitalized terms used in this Agreement shall have the same meaning as defined in the Facility Agreement.

1.3	Headings of Clauses and Schedules are for reference only and shall be ignored in construing Clauses and Schedules.
2.	Principal Debt
The principal debt (hereinafter referred to as the “Principal Debt”) secured by this Agreement is the debt owed by the Mortgagor to the Creditor due to the advance of the Loans by the Creditor to the Mortgagor under the Facility Agreement, including all principal of such Loans and interest accrued thereon and any other amount which shall be paid by the Mortgagor to the Creditor for the advance of the Loans under the Facility Agreement.
3.	Mortgage
3.1	The Mortgagor agrees to mortgage to the Creditor the Real Property as a security for the Principal Debt.

3.2	The Mortgagor agrees that the indebtedness secured by the mortgage hereunder shall include the Principal Debt and all fees, expenses and losses incurred to the Creditor for the formation and realization of their rights hereunder.
3.3	The Mortgagor shall within 30 days after the execution of this Agreement submit this Agreement and other documents necessary to the Housing and Real Estate Administration Bureau of Shanghai PuDong District for registration of the mortgage of the Real Property. The original Shanghai Real Property Registration Certificate shall be held by the Creditor. The Creditor agrees to assist, in accordance with relevant laws and regulations, the Mortgagor in going through such mortgage registration formalities.

3.4	Unless otherwise agreed between the Mortgagor and the Creditor, all proceeds received by the Mortgagor as indemnity, claims or compensation in relation to the Mortgaged Assets shall be deposited into an account designated by the Creditor as Mortgaged Assets. Such proceeds may not be used by the Mortgagor or any other third party for any purpose or by any means with the exception that such proceeds may be used in accordance with Clause 8.1(1) and the Creditor may use any insurance proceeds in accordance with Clause 7. This Clause does not prohibit the Creditor from disposing the indemnity obtained under any insurance in accordance with other provisions of the Facility Agreement.

3.5	Unless otherwise provided herein and permitted by law, the Mortgaged Assets shall remain under the custody of the Mortgagor and the Mortgagor may use the Mortgaged Assets. Any damage to or loss of the Mortgaged Assets within the term of this Agreement shall be borne by the Mortgagor.

3.6	Unless otherwise provided herein or otherwise agreed by the Creditor after the execution of this Agreement, the mortgage hereunder may not be released unless the Principal Debt has been fully paid and all fees and expenses incurred to the Creditor for the formation and realization of the mortgage hereunder have been satisfied.
4.	Mortgagee’s Rights
4.1	The Creditor shall have the following rights in relation to the Mortgaged Assets under this Agreement:
(1)	The Creditor shall have the first priority mortgage over the Mortgaged Assets and may dispose the Mortgaged Assets in accordance with laws and this Agreement;

(2)	The Creditor shall have the priority in receiving payment out of the funds deposited into the account designated by the Creditor in accordance with Clause 3.4 for the satisfaction of their rights against the Mortgagor;

(3)	The Mortgagor hereby irrevocably authorizes the Creditor to exercise its rights or perform its obligations under any land use right grant contract, land use right transfer contract, the Real Property Certificate or any of the Construction contract on behalf of the Mortgagor or, where permitted by law, in the name of the Creditor, if the Mortgagor neglects to exercise such rights or perform such obligations to the extent that, according to the Creditor’s reasonable and objective judgement, the Mortgagor’s ability to perform its obligations under the Finance Documents will be affected;

(4)	The Creditor may, on condition that Mortgager’s business should not be affected, by prior notice to the Mortgagor, inspect the conditions of the Mortgaged Assets; and

(5)	The Creditor may hold the original Shanghai Real Property Registration Certificate issued by the relevant real property registration bureau in relation to the mortgage hereunder.
4.2	The Creditor shall not in any case be held liable for any of the obligations (including but not limited to those under the Property Documents) of the Mortgagor in relation to the Mortgaged Assets.

4.3	The mortgage hereunder is in addition to and shall not in any way be prejudiced by any other security which the Creditor obtained or will obtain. The Creditor may execute the mortgage hereunder before claiming any other security.
5.	Representations and Warranty

The Mortgagor represents and warrants to the Creditor on the date hereof (save that all representations and warrants in relation to the Mortgaged Assets listed in Schedule 1 hereof shall be deemed made on the date of obtaining the relevant Real Property Certificate) and acknowledges that the Creditor executes this Agreement on reliance on such representations and warranty:
(1)	it is a wholly foreign owned enterprise duly established under applicable laws and regulations of the PRC;

(2)	all corporate authorizations necessary for its execution of this Agreement and the performance of its obligations hereunder have been obtained and the person who signs this Agreement on behalf of the Mortgagor has the authorization to sign this Agreement. The execution of this Agreement and the performance of its obligations hereunder do not violate any laws or regulations;
(3)	it has full and unrestricted legal rights in relation to the Mortgaged Assets except for those restriction created by this Agreement. The mortgage hereunder constitutes the first legal mortgage over the Mortgaged Assets after all statutory formalities have been finished;

(4)	the Property Documents signed or obtained by the Mortgagor are legal and valid and the Mortgagor is not in default under any Property Document and has not obtained any Property Document in illegal ways;

(5)	it has not created any preferential interest on the Real Property and any of its rights or interests under all or any of the Property Documents for any third party other than those it has disclosed to the Creditor in writing before the execution of this Agreement;

(6)	it has fully and promptly satisfied all legal requirements and carried out all necessary registration, approval, filing and consent procedures required by laws in relation to the Mortgaged Assets, so as to enable itself to execute this agreement and perform its obligations hereunder and enable the Creditor to exercise their rights hereunder, except for the registration of the mortgage hereunder with the Housing and Real Estate Administration Bureau of Shanghai PuDong District;

(7)	all acts, conditions and things required to be done, fulfilled and performed have been done, fulfilled and performed in order to enable it lawfully to enter into this Agreement, to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding, to make the rights of the Creditor enforceable in the PRC save for the registration of the mortgage hereunder with the Housing and Real Estate Administration Bureau of Shanghai PuDong District;

(8)	the performance and enforcement of this Agreement do not conflict with any laws applicable to the Mortgagor, or any document executed by the Mortgagor;

(9)	no civil or criminal action or administrative proceedings is started or , to the best of its knowledge, threatened in relation to the Mortgaged Assets on the date hereof and no withdrawal or confiscation of the Real Property by the state has occurred or, to the best of its knowledge, threatened;

(10)	all taxes and fees due and payable in relation to acquiring of the legal ownership of the Mortgaged Assets have been paid and all legal procedures and formalities need to be completed in relation to such Real Property have been completed;

(11)	all taxes due and payable have been paid.

(12)	except those that have been exposed to the Creditor according to this Agreement and approved by the Creditor, neither a contractor nor any third party has any statutory or contractual preferential interest or leasing right in relation to the Mortgaged Assets.

(13)	it has paid all land use right fees payable under the relevant land use right grant contract and land use right transfer contract; and

(14)	the provisions hereunder reflect the genuine intention of the Mortgagor and shall be binding on it.
6.	Mortgagor’s Undertakings and Covenants
6.1	Positive Undertakings and Covenants
(1)	The Mortgagor hereby undertakes to legally and promptly perform its obligations under the land use right grant contract, the land use right transfer contract, the construction contract (if any) and the Real Property Certificate in relation to the Site, including but not limited to its obligation to pay all fees, prices, taxes and other sums payable.

(2)	The Mortgagor covenants that it will comply with the provisions of the land use rights grant contract, the land use right transfer contract, the construction contract (if any) and any other Property Documents in relation to the site and comply with the stipulations in PRC laws in relation to the Mortgaged Assets.

(3)	The Mortgagor hereby undertakes that it will promptly inform the Creditor of any building, enhancement, expansion, rebuilding and maintenance of the Mortgaged Assets or any change to, withdraw or extension of the Real Property Certificate and take any measures, including but not limited to carrying out all necessary formalities and obtaining all necessary approvals and certificates, to prevent the rights of the Creditor under this Agreement from being impaired.

(4)	The Mortgagor will go through the relevant mortgage formalities (in necessary) in relation to any new Property Documents in respect of the Real Property so as to make the mortgage hereunder covers the rights and interests of the Mortgagor under such Property Documents.
(5)	The Mortgagor hereby undertakes that it will fully comply with all legal requirements in respect of the Mortgaged Assets and carry out all necessary formalities for any registration, approval, filing or consent.

(6)	The Mortgagor hereby undertakes that it will promptly pay any payable fees, charges and taxes in relation to the Mortgaged Assets and deliver, if requested by the Creditor, copies of receipt or other evidence of the payment to the Creditor.

(7)	The Mortgagor hereby undertakes that it will, within seven (7) business days after the occurrence or its awareness of the possibility of any event that may materially effect the Mortgagor’s ability to provide security, including any change of any part of the layout of the Mortgaged Assets as per the requirement of the agency of the government, any seizure or execution of the Mortgaged Assets, any material damage to or any decrease in the value of or the destroy of the Mortgaged Assets, inform the Creditor of such event in writing.

(8)	The Mortgagor hereby undertakes to provide the Creditor with copies of all notices to or from all relevant government authorities relating to the Mortgaged Assets within fourteen (14) days of the service of such notices and comply with all governmental requirements and notices in respect of the Mortgaged Assets.

(9)	The Mortgagor hereby undertakes that it will fully exercise its rights under any land use right grant contract, land use right transfer contract, construction contract, contract for house breaking and movement and contract for confiscation (if any) and take all reasonable measures (including but not limited to litigation) at its own expense for the smooth exercise thereof.

(10)	The Mortgagor shall in accordance with the Creditor’s request implement any reasonable and legal instructions given by the Creditor in relation to realization of any rights or interests of the Creditor under this Agreement, issue any notices in relation hereto which the Creditor may require; execute, as the Creditor may so request, any documents required by any applicable laws for the purpose of perfecting the rights and interests of the Creditor hereunder.
6.2	Negative Undertakings and Covenants
(1)	The Mortgagor hereby undertakes that it will at no time during the term of this Agreement unless otherwise required by law or it has obtained prior written consent of the Creditor and has fulfilled the conditions (if any)attached to such consent:
(i)	waive any of its rights under any land use right grant contract, land use right transfer contract, construction contract, contract for house breaking and movement in relation to the Site and Contract for confiscation in relation to the Mortgaged Assets (if any);

(ii)	delay to pay any construction costs, which may cause the relevant contractor be provided with a right of priority in accordance with Article 286 of the Contract law of the PRC;

(iii)	build any new buildings, premises, structures and related facilities on the Site, or build, enhance, expand, rebuild or demolish the Real Property, or unreasonably change the Real Property’s structure ,except for such transaction where the amount dose not exceed us$1,000,000 for any transaction or us$5,000,000 in the aggregate for any year; or

(iv)	apply all or any part of the Mortgaged Assets to any usage other than these specified in the land use right grant contract, land use right transfer contract (if any) or the Real Property Certificate.
(2)	The Mortgagor hereby undertakes that it will not, without the prior written consent of the Creditor, mortgage any property as a consequence of any building, enhancement, expansion, rebuilding or maintenance in relation to the Mortgaged Assets to any third party.

(3)	The Mortgagor hereby undertakes that it will not, without the prior written consent of the Creditor , enter into any document which may impair the Creditor’s mortgage rights hereunder.
7.	Insurance
7.1	The Mortgagor shall, before the first drawdown date, effect insurance for the Relevant Mortgaged Assets with one or more insurance company admissible to the Creditor with the Creditor being the first priority beneficiary. Such insurance shall be adequate and shall include but not limited to real property risk with the Creditor as the first priority beneficiary. The Mortgagor shall pay the relevant insurance premium and deliver the relevant original insurance policies to the Creditor.
7.2	The insurance premium and the fees and expenses in relation to the above insurance shall be borne by the Mortgagor. The Mortgagor shall always pay insurance premium in time and shall not suspend, cancel or terminate any insurance before the Principal Debt and any cost incurred to the Creditor for the formation and realization of the Mortgage hereunder has been fully paid. Otherwise, the Creditor may pay such insurance premium or effect insurance on behalf of the Mortgagor and the Mortgagor shall indemnify the Creditor of all such insurance premium and the interest accrued thereon (the applicable interest rate shall be the base rate published by the People’s Bank of China for loan of a comparable duration). The Creditor may draw the above amount directly from the account of the Mortgagor. If the fund in the said account is insufficient, the Mortgagor shall pay the Creditor the above amount and the interests accrued thereon upon the receipt of the written notice given by the Creditor.

7.3	Unless the Creditor otherwise notifies the Mortgagor and the respective insurer in writing, all insurance proceeds or other amount relating to the Insurance (referred to as “Proceeds” in this Clause 7) paid by the insurer in relation to the Mortgaged Assets shall be remitted into an account designated by the Creditor.

7.4	The Mortgagor shall, if it intends to use any Proceeds to repair or to purchase new equipments to replace the damaged Mortgaged Assets, where the amount per transaction exceeds us$1,000,000(including us$1,000,000),after the remittance of such Proceeds into the above account, promptly deliver to the Creditor a report stating its intention and, if requested by the Creditor, provide the Creditor with detailed information of such purchase or repair. Where the Creditor consent to such purchase or repair, the Mortgagor may draw such Proceeds together with the interest accrued thereon and apply the same to the purposes set out in the report.
8.	Disposal of Mortgaged Assets

8.1	If any principal or interest amount due and payable under the Facility Agreement is not paid by the Mortgagor on its due date, or any other fee due and payable is not paid by the Mortgagor within ten (10) business days of its due date, the Creditor shall, within the scope permitted by applicable laws, as long as any such amounts remain unpaid, immediately be given the following rights in relation to the Mortgaged Assets and may authorized the Creditor to exercise such rights in accordance the stipulation of laws in the name of the Mortgagor or in its own name:
(1)	to apply the funds deposited into the relevant account as per clause 3.4 hereof to the payment of all sums due and payable in the order set out in clause 8.3 hereof;

(2)	to reasonably take possession of and manage the Mortgaged Assets, including take possession and collect rents and other benefit of the Mortgaged Assets;

(3)	to negotiate with the Mortgagor to apply the Mortgaged Assets directly to the repayment of the Principal Debt or to be paid by the proceeds from the auction or sale of the Mortgaged Assets;

(4)	to settle, compromise, refer to litigation or arbitration or other proceedings in relation to any dispute, demand or claim relation to the Mortgaged Assets; and

(5)	any other rights conferred to the Mortgagor in relation to the Mortgaged Assets.
8.2	The Creditor may by prior written notice to the Mortgagor, appoint any third party it think fit to exercise the rights conferred to the Creditor in clause 8.1.

8.3	All proceeds received by the Creditor or any other agent appointed by the Creditor as a result of execution the rights under clause 8.1 shall be applied in the following order:
(1)	in payment of all fees and expenses and taxes arising from the formation and realization of the Mortgage hereunder, including but not limited to all fees and expenses arising from the Creditor’s or its agents’ enforcement of the rights under clause 8.1;

(2)	in payment of all fees and expenses and taxes due and payable by the Mortgagor under the Facility Agreement;

(3)	in payment of the loan principal due and payable by the Mortgagor under the Facility Agreement;

(4)	in payment of all penalty interest and interest due and payable by the Mortgagor under the Facility Agreement;

(5)	in payment of the surplus to the Mortgagor or to its order.
8.4	The Mortgagor hereby irrevocably authorizes the Creditor to exercise the rights under clause 8 in the name of the Mortgagor at any time when any amount due and payable under the Facility Agreement is not paid in time and acknowledges that the Creditor or any other agent or representative appointed by the Creditor under this Agreement shall not be liable for any losses of, damage to or decrease in value of the Mortgaged Assets unless such losses, damage or decrease is caused by the wilful misconduct or gross negligence of the Creditor or such other agent or representative.

8.5	If the proceeds received by the Creditor or any other agent appointed by the Creditor by disposing the Mortgaged Assets in accordance with this Clause 8 cannot fully repay the Principal Debt and all fees and expenses incurred by the Creditor and such other agent, the Creditor may further claims against the Mortgagor.
9.	Waivers

No failure to exercise, nor any delay in exercising any right or remedy under the this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law;

10.	Force Majeure

Without prejudice to the effectiveness of this Agreement and any Facility Agreement, the effectiveness of this Agreement is affected by or the disposal of the Mortgaged Assets becomes illegal or impossible due to any amendments to or any new interpretation of any laws or regulations or an change in the registration procedures, the Mortgagor shall upon the written request directly or indirectly take measures to sign contracts and mortgage documents or take any other actions reasonably required by the Creditor to push forward the above measures so as to maintain the effectiveness of this Agreement and/or to facilitate the disposal of the Mortgaged Assets in accordance with this Agreement.

11.	Effectiveness
11.1	This Agreement shall be independent of the Facility Agreement. If the Facility Agreement becomes wholly or partially invalid, the validity of this agreement will not be affected.

11.2	The invalidity, illegality or unenforceability of any such provision shall not affect or impair the validity, legality or enforceability of any of the remaining provisions hereof or affect the rights of the Creditor conferred by the laws.

11.3	The Schedule hereto constitute an integral part of this Agreement and both the schedule and this Agreement shall be equally effective.
12.	Assignment and Amendment
12.1	If any Creditor assigns all or any part of its rights under any Facility Agreement, such Creditor may assign all or the appropriate portion of its rights hereunder. The Creditor and the Mortgagor shall carry out the relevant amendment formalities (if necessary) and the Mortgagor shall not be responsible for any expenses so occurred.

12.2	No provision hereof may be amended, waived, discharged or terminated, except by an instrument in writing and signed by all the parties hereto.
13.	Release of Mortgage and Termination
13.1	This Agreement shall not be terminated unless the Principal Debt has been fully paid and all fees, costs and losses incurred by the Creditor or the Creditor for the formation and realization of the mortgage hereunder have been satisfied.

13.2	After the termination of this Agreement, the Creditor may upon the request of the Mortgagor, issue an evidence for the consent to release of the mortgage hereunder so as to facilitate the Mortgagor’s effecting of the mortgage release formalities. The Mortgagor shall bear all fees arising therefrom.
14.	Notices
14.1	Each notice, demand or other communication to be given or made under this document shall be in writing and, unless otherwise stated, shall be made by personal delivery, facsimile, telex or letter.

14.2	Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by five (5) days’ written notice to another specified another address) be made or delivered to that other person at the address identified in the execution pages with respect to such person (or, in the case of a Transferee, at the end of the Transfer Agreement to which it is a party as Transferee) and shall be deemed to have been made or delivered when receipt is confirmed by the recipient (in the case of any communication made by fax or telex) or (in the case of any communication made by personal delivery or letter) when left at that address or (as the case may be) ten (10) days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

14.3	The Mortgagor authorizes the Creditor to notify Amkor Technology Inc. of any communication delivered by the Creditor during the term of this agreement in any manner satisfactory to the Creditor(“Authorized Notice”). The Creditor shall have the right, but not be obliged, to make such Authorized Notice, and shall not be responsible for any liability, consequence arising from the Authorized Notice. The Mortgagor shall reimburse the Creditor any loss and cost suffered by the Creditor for the Authorized Notice. For the purpose of making due Authorized Notice, the Mortgagor shall promptly notify the Creditor any material change of its equity structure in writing.

14.4	Each notice, demand or other communication and any other documents required to be delivered hereunder shall be in Chinese.
15.	Governing Law and Jurisdiction
15.1	This Agreement shall be governed by, and shall be construed in accordance with, the law of the PRC.

15.2	Each party hereto shall negotiate in good faith with other parties hereto to resolve any dispute arising from this Agreement. In the event that no mutually satisfactory resolution is reached any party may submit the dispute to the competent courts of the place where the Creditor domiciles.
16.	Counterparts

This Agreement is written in Chinese and English, each in six originals. Mortgagor shall hold two original of each of the English and Chinese versions and each Mortgagee shall hold three original(s) of each of the English and Chinese versions, one original of each of the English and Chinese versions shall be submitted to each Registration Authority for the purpose of registration. Each original shall be equally binding and effective.

17.	Miscellaneous

This Agreement is executed in Chinese and English. Any amendment to this Agreement shall be made in Chinese and English. If any discrepancy should occur between the Chinese and English versions, the Chinese version shall prevail. This Agreement shall come into effect upon the signing and chopping of this Agreement by the authorized person of each party.

IN WITHNESS HEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Mortgagor AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD.
/s/ Joanne Solomon
By Address: Zip Code: Tel: Fax: Attn:

Creditor China Construction Bank Co.;Ltd Shanghai Waigaoqiao Free Trade Zone Sub-branch
/s/ YongQin Shen
By Address: Zip Code: Tel: Fax: Attn:

Schedule 1
Particulars Of Mortgage
1.	Mortgagor: AMKOR Assembly & Test (Shanghai) Co., Ltd

2.	Creditor/Mortgagee: China Construction Bank Co., Ltd, Shanghai Waigaoqiao Free Trade Zone Sub-branch

3.	Particulars of Mortgaged Assets (Real Property)
(1)	Particulars of the Site
(i)	Position: 75 JieFang 1 Qiu, PuDong District, Shanghai

(ii)	Purpose/usage: Industry

(iii)	Area: 171347m2

(iv)	Term of Use: 27th Oct, 2004 to 31st Aug 2054

(v)	Source of Use Right:

(vi)	Registered Number of Real Property Certificate: HuFangDi(PU)Zi(2004)#110185, HuFangDi(PU)Zi(2004)#110184, HuFangDi(PU)Zi(2004)110183, HuFangDi(PU)Zi(2004)110166, HuFangDi(PU)Zi(2004)110182, HuFangDi(PU)Zi(2004)110172, HuFangDi(PU)Zi(2004)110181, HuFangDi(PU)Zi(2004)110180, HuFangDi(PU)Zi(2004)110159, HuFangDi(PU)Zi(2004)110186, HuFangDi(PU)Zi(2004)

(vii)	Price of land Use Right and relating fees:
(2)	Particulars of Buildings
(i)	Structure of the Buildings:

(ii)	Height of the Buildings:

(iii)	Construction Area: 87900.66 square meters
4.	Value of Mortgaged Assets: CNT 656700000.00

5.	Amount of Principal Debt: USD 50000000.00

Schedule 2
Copy of Real Property Certificate